Exhibit 5.2

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

March 11, 2024

Focus Impact Acquisition Corp. 1345 Avenue of the Americas, 33rd Floor New York, New York 10105

Re:	Focus Impact Acquisition Corp. Registration Statement on Form S-4

We are issuing this opinion in our capacity as special counsel to Focus Impact Acquisition Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-4 (File No. 333-275871), initially filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2023 (as amended or supplemented, the “Registration Statement”) of (a) 50,287,043 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and (b) 25,123,481 warrants to purchase shares of Class A Common Stock (the “FIAC Warrants”) that are to be outstanding following the business combination between the Company and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (“DevvStream”), pursuant to a Business Combination Agreement, dated as of September 12, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, DevvStream and Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia and wholly-owned subsidiary of the Company. If the Business Combination Agreement is adopted and the other transactions contemplated thereby (the “Business Combination”) are approved by the Company’s stockholders, among other things, the Company will be continued from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby become a company existing under the Business Corporations Act (Alberta) (the “SPAC Continuance”) and will change its name to DevvStream Corp. (“New PubCo”). Pursuant to the SPAC Continuance, all of the issued and outstanding shares of Class A Common Stock and that have not been redeemed shall remain outstanding and automatically convert into common shares of New PubCo (“New PubCo Common Shares”) and all FIAC Warrants will automatically become exercisable for New PubCo Common Shares (the “New PubCo Warrants”).

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Focus Impact Acquisition Corp. March 11, 2024 Page 2

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the securities described herein, (iii) the Registration Statement and the exhibits thereto, including the Business Combination Agreement, (iv) a copy of the Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on November 1, 2021 and (v) such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinion set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, upon the consummation of the Business Combination, the New PubCo Warrants will be valid and binding obligations of New PubCo enforceable against New PubCo in accordance with their terms under the laws of the State of New York.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities. We have also assumed that the Warrant Agreement was duly authorized, executed and delivered by the parties thereto.

Focus Impact Acquisition Corp. March 11, 2024 Page 3

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Kirkland & Ellis LLP KIRKLAND & ELLIS LLP